                    THE PUBLISHING COMPANY OF NORTH AMERICA, INC.
                           FORM 10-KSB - DECEMBER 31, 1997

                                       EXHIBITS


Exhibit 10.3   Agreement to Sell College Directory Publishing, Inc.


                   THE PUBLISHING COMPANY OF NORTH AMERICA, INC.}
                                186 P.C.N.A. PARKWAY
                             LAKE HELEN, FL  32744-0280


April 14, 1998


College Directory Publishing, Inc.
1000 Conshohocken Road, 4th Floor
Conshohocken, PA  19428
     Attn:     Mr. Michael Paul,
     Chief Executive Officer


M G Management, Inc.
1070 West Morse Blvd.
Winter Park, FL  32789
Attn:          Mr. Mark Golden, President


Dear Mr. Paul and Mr. Golden:

     The following represents the agreement among The Publishing Company of North America, Inc. (the "Company"), College Directory Publishing, Inc. ("CDP") and M G Management, Inc. (the "Acquiror") subject to the terms and conditions set forth below, the Company agrees to cause CDP to merge into the Acquiror:

     1. THE MERGER. At the closing (the "Closing"), CDP shall merge into the Acquiror which shall be the surviving corporation and shall change its name to College Directory Publishing, Inc.

     2. MERGER CONSIDERATION. The merger consideration which shall be paid to the Company at Closing shall be $1,400,000 cash (of which $1,100,000 shall consist of the repayment of the outstanding $1,100,000 loans from the Company to CDP), a $100,000 note (the "Note") and $200,000 of convertible preferred stock of the Acquiror (the "Preferred Stock"). The Note shall pay 5% per annum interest, require annual interest payments which are due on December 31st of each year and shall be due upon the earlier of: (i) the closing of the Acquiror's initial public offering ("IPO"), or (ii) December 15, 1999. The Preferred Stock shall have a $200,000 liquidation preference which liquidation preference shall be equal to all other classes of preferred stock of the Acquiror and shall be convertible into a number of shares of the Acquiror's common stock equal to $1,000,000 in IPO value (the "Value"). The Value shall be determined based upon the offering price per share of the

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                    THE PUBLISHING COMPANY OF NORTH AMERICA, INC.
                           FORM 10-KSB - DECEMBER 31, 1997


            Acquiror's common stock in connection with a future IPO (with no consideration given to any warrants included in any units). If CDP becomes public as a result of a merger or similar transaction into or with a public company (a "Public Company Merger"), Value shall be based upon the first to occur of the following: (i) the offering price of any securities offering by such public company of common stock or securities convertible to common stock (with no consideration given to any warrants included in any units), or (ii) the average closing price of such common stock over the first 30 trading days. The Preferred Stock shall automatically be convertible upon the Closing of the IPO or at such time following a Public Company Merger as the conversion price is fixed. As part of the merger consideration, the Company also shall receive the 750,000 shares of common stock referred to in Section 8 (below).

     3. LOCK-UP AGREEMENT. At or before such time as the Preferred Stock is converted to common stock of the Acquiror or a public company, the Company and/or any transferee shall execute any lock-up agreement requested by the managing underwriter of any IPO or offering for the public company as long as all officers and directors of the Acquiror enter into similar lock-up agreements. If any such lock-up agreements provide that the consent to future transfers shall not be unreasonably withheld and any officers or directors of the Acquiror receive such consent to future transfer, the Acquiror must notify the Company and/or its transferee and release from the lock-up agreement(s) the same number of shares of common stock as are being released for such officers and/or directors.

     4. CLOSING. The Closing shall occur within 49 days from the date of this agreement at the offices of the Company unless any lending institution which provides financing through the Acquiror which requires that the Closing occurs at its offices in which case the Closing shall occur at the offices of the lending institution.

     5.     ADJUSTMENTS AT CLOSING.

            A. At the Closing, the Company agrees to pay to Messrs. Michael Paul and John Rafanello an aggregate of approximately $19,500 representing 1998 additional consideration as defined in that certain Agreement and Plan of Merger among The Publishing Company of North America, Inc., New College Directory Publishing, Inc. and College Directory Publishing, Inc. dated July 1, 1997 ("the Merger Agreement"), which sum shall be on account of and subject to the settlement of the Directory Printing litigation (as referenced in Sections 6(e)(iii)(D) and 6(f)(i) of the Merger Agreement). If such settlement is not consummated by the Closing, the Company shall pay to Messrs. Paul and Rafanello any sum due under the Merger Agreement within five business days after CDP presents to the Company a copy of the final court order approving the settlement for which the time to appeal from such order has elapsed.

            B. At the Closing, the Company shall pay to CDP the sum of the lesser of (i) $51,500, or (ii) one-half of certain state and local taxes paid by CDP on or before April 15, 1998.

     6. RIGHTS AND RESPONSIBILITIES UNDER OTHER AGREEMENTS. If the transactions contemplated by this Agreement are not consummated, then the Merger Agreement shall remain in force and effect and all rights, claims and responsibilities of the parties under the Merger Agreement shall remain unaffected.

     7. BINDING AGREEMENT. This agreement is a binding agreement and not subject to any additional agreements. The only closing contingency is the ability of the Acquiror to obtain the $1,400,000


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                    THE PUBLISHING COMPANY OF NORTH AMERICA, INC.
                           FORM 10-KSB - DECEMBER 31, 1997

            which CDP and the Acquiror shall use their best efforts to obtain. If the Acquiror fails to close the transaction pursuant to this agreement within the time frame set forth in Section 4 (above), the Company may cancel this agreement by giving written notice to CDP and the Acquiror. The Acquiror represents and warrants that its shareholder has approved the terms of the merger and the Company represents and warrants that its board of directors has approved the terms of the merger.

     8. ACTIONS PENDING CLOSING. Prior to the Closing, the Company consents to the transfer to the Acquiror of 750,000 shares of its common stock currently held by Messrs. Michael Paul, John Rafanello, Alan Frank and Lance Rosen. Such shares shall not be otherwise transferrable without the written consent of the Company; such consent shall not be unreasonably withheld.

     9. NO REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties concerning shareholder and board approval set forth above, none of the parties to this agreement has made any representations or warranties to the other parties.

     10. FUTURE ASSURANCES. In order to consummate the merger, the parties to this agreement shall execute such merger certificates and other documents and take such steps as may be reasonably necessary in order to accomplish the merger.

     11. RESTRICTIVE COVENANTS. For a period of three years following the Closing, the Company shall not, directly or indirectly, engage in the business of publishing university and college directories. For a period of three years following the Closing, the Acquiror shall not, directly or indirectly, engage in the business of publishing membership directories for state or local bar associations, or for state, county or local medical associations or societies. The term "medical" refers to doctors of medicine and/or osteopathy. In addition, for a period of three years following the Closing, the Acquiror shall not, directly or indirectly, publish or solicit the publication of any directories for the National Association of Bar Executives.

     12. NO HIRING OF EMPLOYEES. For a period of two years following the Closing, the Company on one hand and the Acquiror on the other hand agree not to, directly or indirectly, solicit, hire or retain any person currently employed by the other party or employed by the other party during the restrictive period or during the six months immediately preceding the Closing. For the purposes of this agreement, the reference to employees also includes independent contractors who devote substantially all of their time to the business of the Company, CDP or the Acquiror.

     13. EQUITABLE RELIEF. The Company, CDP and the Acquiror recognize that the agreements contained herein concerning non-competition and not hiring of employees are special, unique and of extraordinary character, and that in the event of a breach by any party of either or both of such agreements, the affected party will be entitled to institute and prosecute proceedings to obtain equitable relief from the American Arbitration Association as set forth in Section 13 hereof or, if the American Arbitration Association has not adopted rules or procedures permitting a panel to issue temporary or preliminary injunctive relief, the affected party may bring an action in a court of competent jurisdiction to enjoin the breaching party(ies) from breaching the foregoing non-compete provisions or hiring of any employees. In such action, the affected party will not be required to plead or prove irreparable harm or lack of an adequate remedy at law. Nor shall the affected party be required to post any bond. In the event that the entire merger consideration referred to in Item 2 is tendered by the Acquiror within 49 days from the date of this agreement and the Company and / or CDP fail to close this transaction, the Acquiror shall be entitled to institute an action or arbitration proceeding as provided by this agreement and shall be entitled to obtain a judgement of

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                    THE PUBLISHING COMPANY OF NORTH AMERICA, INC.
                           FORM 10-KSB - DECEMBER 31, 1997

            specific performance without having to plead or prove irreparable harm or lack of an adequate remedy at law. Nor shall the Acquiror be required to post any bond.

     14. GOVERNING LAW. This agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Florida including its laws relating to statutes of limitations without regard to choice of law considerations.

     15. ARBITRATION. Any controversy, dispute or claim arising out of or relating to this agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators. The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

     16. DISPUTE RESOLUTION. If the Company initiates an action or arbitration proceeding against CDP and / or the Acquiror, the jurisdiction of such action or arbitration proceeding shall be in Orange County, Florida. On the other hand, if prior to the initiation of an action or arbitration proceeding, CDP or the Acquiror initiates an action or arbitration proceeding against the Company, the jurisdiction shall be Montgomery County, Pennsylvania. Each of the parties waives any objection it may have to personal jurisdiction of the foregoing courts.

     17.    ATTORNEYS' FEES.    In the event that there is any controversy or
            claim arising out of or relating to this agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including an arbitration proceeding is commenced to enforce the provisions of this agreement, the prevailing party(ies) shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorneys' fees, costs and expenses ("Awards"). In addition to the foregoing, the parties agree that i.) if the Company fails to close the transaction contemplated hereby, notwithstanding the tender of the entire merger consideration referred to in Item 2, CDP and the Acquiror shall be entitled to Awards, and ii.) if CDP fails to close the transaction contemplated hereby for any reason other than its failure to obtain a $900,000 line of credit under circumstances where it has used its best efforts to obtain such line of credit (which best efforts includes providing any personal guarantees of Messrs. Michael Paul and John Rafanello and their spouses, if any) or the failure of the Acquiror to raise $500,000 in financing, the Company and the Acquiror shall be entitled to Awards.

     Please execute a copy of this agreement evidencing your consent to be bound.

                                   Sincerely,

                                   /s/ Peter S. Balise

                                   Peter S. Balise, President


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                    THE PUBLISHING COMPANY OF NORTH AMERICA, INC.
                           FORM 10-KSB - DECEMBER 31, 1997


     We hereby agree to the contents of the foregoing letter agreement.


                                   COLLEGE DIRECTORY PUBLISHING, INC.


                                   By: /s/ Michael S. Paul
                                      --------------------------------
                                      Michael S. Paul
                                      Chief Executive Officer



                                   M G MANAGEMENT, INC.


                                   By: /s/ Mark I. Golden
                                      --------------------------------
                                      Mark I. Golden, President


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